As filed with the Securities and Exchange Commission on March 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUANTUM COMPUTING INC.

(Exact name of Registrant as specified in its charter)

Delaware	82-4533053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5 Marine View Plaza, Suite 214 Hoboken, NJ	07030
(Address of Principal Executive Offices)	(Zip Code)

2022 Quantum Computing Inc. Equity Incentive Plan, as amended

2019 Quantum Computing Inc. Equity Incentive Plan, as amended

Quantum Computing Inc. Non-Qualified Stock Option Agreement (Employee)

Quantum Computing Inc. Non-Qualified Stock Option Agreement (Non-Employee)

Quantum Computing Inc. Restricted Stock Agreement

(Full Title of the Plans)

Dr. William J. McGann

Chief Executive Officer

5 Marine View Plaza, Suite 214

Hoboken, NJ 07030

(703) 436-2161

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Lucosky

Lawrence Metelitsa

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, NJ 08830

(732) 395-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

Explanatory Note

This Registration Statement on Form S-8 of Quantum Computing Inc. (“we,” “us,” “our” or the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register a total of 2,475,695 shares of our common stock, par value $0.0001 per share, to be issued pursuant to the Quantum Computing Inc. 2022 Equity and Incentive Plan (the “2022 Plan”).

This Registration Statement includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8). The Reoffer Prospectus covers reoffers and resales of shares of our common stock that have been or will be acquired by certain of our officers and directors (collectively, the “Selling Stockholders”) which may be deemed to be “control securities” and/or “restricted securities” (as such terms are defined in General Instruction C to Form S-8) of the Company. The Reoffer Prospectus relates to the resale of up to 17,232,640 shares of our common stock, which have been or may be issued pursuant to the 2022 Plan, the Quantum Computing Inc. 2019 Equity and Incentive Plan, as amended, (the “2019 Plan”), the Quantum Computing Inc. Non-Qualified Stock Option Agreements (Employee) (the “Employee Stock Option Agreements”), the Quantum Computing Inc. Non-Qualified Stock Option Agreement (Non-Employee) (the “Non-Employee Stock Option Agreement”, and together with the Employee Stock Option Agreements, the “Stock Option Agreements”), and the Quantum Computing Inc. Restricted Stock Agreements (the “Restricted Stock Agreements”). The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Quantum Computing Inc. has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) a total of 2,475,695 shares of our common stock, par value $0.0001 per share, to be issued pursuant to the 2022 Plan, and (ii) 17,232,640 shares of our common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the 2022 Plan, the 2019 Plan, as amended, the Stock Option Agreements, and the Restricted Stock Agreements and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options and restricted stock awards granted under the 2022 Plan, the 2019 Plan, the Stock Option Agreements, and the Restricted Stock Agreements.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

Quantum Computing Inc.

Up to 15,739,859 shares of Common Stock under

Quantum Computing Inc. 2022 Equity and Incentive Plan

and

Quantum Computing Inc. 2019 Equity and Incentive Plan, as amended

and

Up to 675,000 shares of Common Stock under Quantum Computing Inc. Non-Qualified Stock Option Agreements (Employee)

and

Up to 39,238 shares of Common Stock under Quantum Computing Inc. Non-Qualified Stock Option Agreements (Non-Employee)

and

Up to 778,543 shares of Common Stock under Quantum Computing Inc. Restricted Stock Agreements

This prospectus relates to the resale of up to 17,232,640 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Quantum Computing Inc., which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, and with the purchase of stock under, the 2022 Plan, the 2019 Plan, the Stock Option Agreements, and the Restricted Stock Agreements (together, the “Plans”).

The persons who are issued such Shares may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus. See “Selling Stockholders” on page 7 of this prospectus. Our Common Stock is listed on The Nasdaq Capital Market under the symbol “QUBT.” On March 20, 2025, the closing price of the Common Stock on The Nasdaq Capital Market was $7.39 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2025.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

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WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. We are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can read and copy the reports, proxy statements and other information filed by the Company with the SEC at such Internet site.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the SEC. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the SEC as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC, and they are incorporated herein by reference as of their respective dates of filing:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 20, 2025;

●	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on October 2, 2024, our Quarterly Report on Form 10-Q for the three months ended June 30, 2024, filed with the SEC on October 2, 2024 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2024, filed with the SEC on November 6, 2024;

●	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-40615) filed on July 14, 2021, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the termination of the offering of the Shares under this Reoffer Prospectus, will be deemed to be incorporated by reference in this Reoffer Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Reoffer Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Investor Relations, c/o Quantum Computing Inc. at 5 Marine View Plaza, Suite 214, Hoboken, NJ 07030. Our telephone number is (703) 436-2161. Information about us is also available at our website at www.quantumcomputinginc.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

NOTE ON FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes incorporated by reference herein. Our fiscal year end is December 31 and our fiscal years ended December 31, 2023 and 2024 are sometimes referred to herein as fiscal years 2023 and 2024, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company,” “our Company,” “QCi” and “QUBT,” refer to Quantum Computing Inc., a Delaware corporation, and unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

The High-Performance Computing Landscape

There is a large and growing demand for ever-increasing computational performance in information processing and data storage. The recent emergence of artificial intelligence, large language models, and machine learning algorithms has added to the need for efficient processing of vast volumes of data. Classical computers that use silicon microprocessors are understood to have performance limitations in solving certain classes of computational problems, in particular, optimization problems. Solving large optimization problems requires complex calculations that cannot currently be performed in a reasonable amount of time using classical computing systems for problem sizes relevant to many industrial and real-world applications.

There is a growing belief among computer science experts that quantum computing, which uses quantum mechanics to solve problems faster than traditional computers, may offer a potential solution to the hard limits now being approached by classical computers. In addition to new computational methodologies using quantum mechanics, there is a corresponding emergence of new materials in microprocessors that may be able to overcome some of the limitations of the silicon-based processors used in classical computers. One promising area is in the use of photonics, which uses particles of light for computation. We believe that these emerging approaches will create an opportunity for new materials and methods that can meet the growing demand for scalable performance and power efficiency. While it is difficult to determine the date that quantum computers will begin to have practical relevance, we believe that quantum computers with gradually increasing performance will be introduced by multiple vendors over the next five years.

The Company

Quantum Computing Inc. is an American company utilizing integrated photonics and non-linear quantum optics to develop and deliver machines for quantum computing, reservoir computing, and remote sensing, imaging and cybersecurity applications. Our vision is to lead the revolution in photonics and quantum computing with scalable, accessible, and affordable solutions for real-world problems. QCi’s products are designed to operate at room temperature and at very low power levels compared to other quantum systems currently available in the market, such as superconducting, ion-trap, or annealing architectures. Our acquisition of QPhoton, Inc. (the “QPhoton Merger”) in June 2022, enabled us to offer the aforementioned products, integrated with the Company’s software platform, Qatalyst, that existed before the QPhoton Merger.

QCi’s proprietary core technology rests in our ability to condition, manipulate, and measure single photons (particles of light). Specifically, our integrated photonics approach exploits the non-linear capabilities of photons (our “Core Photonics Technology”). Our Entropy Quantum Computer (“EQC”) is a quantum application of our Core Photonics Technology, designed to solve complex optimization problems. EQC is based on a patent-pending methodology that utilizes the energy in the environment to drive controlled feedback through energy loss in a photonic circuit architecture. The EQC’s use of the environment as an integral part of the system is in sharp contrast to competing quantum approaches, including the aforementioned superconducting, trapped-ion, and annealing architectures, which seek to establish stable quantum states by the complete elimination of environmental effects. As a result, the EQC consumes less power than these competing methods and operates at room temperature making it compatible with an ordinary server room environment. We anticipate that our EQC will enable us to develop and produce multiple generations of quantum machines with increasing computational power, scalability, and speed.

Our longer-term product development plan is to migrate product designs based on discrete components, including EQC’s current design, to a set of optical integrated circuits built on wafers using a crystalline material called lithium niobate (“Thin Film Lithium Niobate” or “TFLN”). The Company believes that TFLN is an excellent material for optical integrated circuit design, given its advantageous optical properties (both linear and non-linear) and its compatibility with silicon-based semiconductor fabrication methods. The Company is completing the buildout of a state-of-the-art TFLN chip manufacturing facility in a leased space within Arizona State University’s Research Park in Tempe, Arizona (the “AZ Chips Facility”).

In addition to our EQC technology, we have leveraged QCi’s core photonics technology to demonstrate powerful quantum sensing use cases in LIDAR (light detection and ranging) (a technology that uses pulsed laser light to measure distances to objects by calculating the time it takes for the reflected light to return), reservoir computing (a form of neural network that can be used in machine learning applications and quantum cyber authentication (a method for highly secure communication within a network). Several of these technologies are in the early stages of commercialization and several are available to customers through our research & development offerings.

Our Strategy

QCi’s strategy is to provide a range of accessible and affordable quantum machines to commercial and government markets, supported by professional services through our “Quantum Solutions” offering. Our proprietary technology is central to our strategy because we believe that it enables us to leverage the advantages of size, weight, power, and cost over competing cryogenic products. We further differentiate ourselves in the market by offering, in addition to cloud-based access to our quantum computers, on-premises installation of our EQC product, which is rack-mountable and compatible with standard server room infrastructure and requires no special cooling, shielding, or power considerations.

Further, our EQC development plan to gradually replace discrete optical components with photonic integrated circuits will provide us the ability to fabricate and sell a range of custom lithium niobate chips for use in our own product lines as well as TFLN Optical Chips, as defined below, for sale into existing commercial markets for optical devices.

Market Opportunity

The Company believes that quantum solutions have the potential to bring significant and increasing advances in the fields of medicine, engineering, autonomous vehicles, energy management, and cybersecurity and that the demand for quantum computing in these market sectors will likely outpace and outperform the general-purpose universal computing market in the near- to mid-term and into the foreseeable future. We believe that our core photonics technology applications offer practical, cost-effective solutions that can materially advance the adoption of quantum machines across several market segments including:

1.	Quantum computing, including quantum optimization computing

2.	Reservoir computing, including edge hardware devices

3.	Remote sensing and imaging, including LiDAR and quantum photonic vibrometry

4.	Cybersecurity, including authentication

While the current quantum computing market comprises a fraction of the broader high-performance computing market, we anticipate that quantum computers will unlock new applications that are unlikely to be addressable by existing high-performance computers comprised of leveraging classical processing units. Estimates of the size of the global high-performance computing industry vary, but according to Grand View Research, the high-performance computing market was valued at $39.1 billion in 2019 and is expected to reach a value of $53.6 billion by 2027, see Grand View Research - High Performance Computing Market Size Worth $53.6 Billion By 2027, https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market According to a report from Allied Market Research, the global enterprise quantum computing market size was valued at $1.3 billion in 2020 and is projected to reach $18.3 billion by 2030, growing at a compound annual growth rate of 29.7% from 2021 to 2030, according to a published report on the enterprise quantum computing market at https://www.alliedmarketresearch.com/enterprise-quantum-computing-market (Information contained on, or that can be accessed through, these websites is not incorporated by reference in this Annual Report, and you should not consider information on these websites to be part of this Annual Report).

As an early participant in this rapidly growing market, we believe we are well-positioned to capture a meaningful amount of this growth. We also believe that there is further potential upside from quantum computing and technology more broadly opening new markets not included in traditional high-performance computing market size estimates.

Additionally, we believe that our foundry services offering will address the growing TFLN market and photonic integrated circuit markets. A recent Market Research Reports: Document ID: LPI08232779; Published August 8, 2023 “Thin Film Lithium Niobate Market Forecast 2023 – 2029,” indicates a significant potential market growth for TFLN devices. The study covers use applications and segments that suggest the global TFLN electro-optical modulator market, valued at $190.4 million in 2022, is forecast to grow an estimated $1,931.3 million by 2029 - a compound annual growth rate of 39 percent. The report further describes how such increase in demand is expected to be principally driven by the material advantages described above. Specifically, TFLN electro-optical modulators have the advantages of large bandwidth, low power consumption, and small size. Further, Mordor Intelligence published a market report, “Photonic Integrated Circuit Market Size & Share Analysis - Growth Trends & Forecasts (2024 - 2029)” forecasts that the photonic integrated circuit (PIC) market, currently valued at $15.1 billion, will grow at a compound annual growth rate of 20.5% to $38.4 billion in 2029. We believe that this suggests significant potential demand for QCi’s products and services.

Products and Products in Development

The Company believes it is well-positioned in the marketplace due to its Core Photonics Technology in integrated photonics that allows QCi to offer a suite of quantum machines to the market today with a robust technology roadmap for the future. The QPhoton Merger substantially broadened the Company’s technology portfolio and enabled us to develop a group of closely related products to EQC, based on our underlying Core Photonics Technology.

TFLN Optical Chips

We believe that TFLN optical integrated circuits (“TFLN Optical Chips”) will ultimately provide the greatest scalability and performance advantages for quantum information processing, sensing, and imaging applications. While the Company is developing proprietary chip designs to for TFLN Optical Chips for exclusive use in our products for the aforementioned applications, the Company’s foundry services offering at our AZ Chips Facility will make available a range of custom TFLN chips (custom single photon detectors) for sale into existing commercial markets, including optical devices such as electro-optical modulators, periodically poled devices for frequency conversion and micro ring resonator cavities.

Entropy Quantum Computer

QCi launched a new EQC device during the first quarter of 2024 (Dirac-3) and plans to release a series of additional EQC products in the coming years that build and expand upon the same analog architecture. This planned evolution of technology and product enhancements will involve improving the size and capacity of the EQC machines, as well as speed, scalability, and performance fidelity. The EQC is available both as a cloud-based subscription service, similar to other quantum machines, as well as an affordable on-premises solution.

EQC is a full-stack system, incorporating QCi’s custom user interface software Qatalyst, which allows users to avoid the complexity of software development kits (“SDKs”) at the circuit level and has evolved from QCi’s primary SaaS offering to the software that powers our offerings. Operating on EQC, Qatalyst enables developers to create and execute quantum-ready applications using application programming interfaces. Users can then use these same interfaces on conventional computers to achieve optimization performance advantages using our cloud-based solution.

Reservoir Computer

Launched in June 2023, QCi’s first reservoir computing product is an edge device that used an integrated circuit that can be reprogrammed after manufacturing and optimized for recurrent neural network applications. An “edge device” allows the user to process, measure, and analyze data locally (at the user’s device) as opposed to over a network where data must be sent over the internet or through some cloud service. QCi’s Reservoir Computer (“RC”) is a standalone device that can be plugged into a local computer or server without having to connect over the internet. We believe that the RC’s hardware-based approach to reservoir computing has advantages over more traditional software approaches, including significantly faster processing speeds, 80% - 95% less energy consumption, portability (size of power bank), affordability, and requiring significantly shorter training time. Our benchmarking analyses further show that the RC is capable of delivering superior performance in time-dependent tasks, such as chaotic time series prediction, unstructured financial model prediction, natural language processing, and weather forecasting. To date, the market for reservoir computing has been limited due to computing cost and technical implementation complexities, which we designed the RC to address. We anticipate that future generations of the RC will introduce greater speed of performance and scalability, which will enable the RC to participate in large language model training and other applications. While technology challenges remain in scaling this technology, this is one of our focus areas to gain a significant share in the artificial intelligence / machine learning hardware market.

LiDAR and Quantum Photonic Vibrometer

QCi’s LiDAR uses patented methodologies that leverage the selective use of spatial-temporal modes to maximize the signal-to-noise ratio of weak information signals in a high-noise background. This technology allows QCi machines to see through dense fog and provide image fidelity at great distances with very high resolution in difficult environments such as snow, ice, and water. The practical benefits on payload and signal-to-noise enhancement can be used to produce LiDAR machines that are greatly enhanced in their ability to measure at improved resolution and distances from aircraft, drones, and even satellites.

Launched July 2023, QCi’s Quantum Photonic Vibrometer is a proprietary, powerful instrument for remote vibration detection, sensing, and inspection. We believe that this device offers significant advancements in sensitivity, speed, and resolution, capable of discerning for the first time, highly obscured and non-line-of-sight objects. The Quantum Photonic Vibrometer measures the vibration frequency of a remote target by utilizing fast-gated single photon counting to directly detect returning photons whose wavefunctions are dynamically modulated as they are reflected off the target. By counting photons at a megahertz rate, important properties such as material composition and mechanical integrity can be determined within seconds and, depending on detection distance, with microwatt to milliwatt optical power. Working at an eye-safe wavelength, the system can accurately characterize the vibration spectra of solid or liquid targets with vibration amplitude as small as 100 nanometers.

Quantum Networks and Quantum Authentication

QCi has developed a prototype system to address one of the major challenges in cybersecurity, the authentication of users on a network, which is currently facilitated by the distribution of “private keys” by a trusted third party. This approach is inherently insecure as keys are bundled and travel with the encrypted data, making it susceptible to harvest-and-decrypt-later vulnerability. QCi has developed a quantum authentication technology and methodology that eliminates the need for trust in third-party involvement in key distribution. Our approach uses a combination of a high-powered laser, and a patented detection methodology deeply rooted in the fundamental principles of quantum mechanics, resulting in what we believe will be an unbreakable basis for private network communication.

Recent Developments

2019 Plan

The 2019 Plan reserved 3,000,000 shares of Common Stock. As of the date of this prospectus, 1,760,500 shares have been issued and are outstanding.

2022 Plan

The 2022 Plan reserved 19,000,000 shares of Common Stock. As of the date of this prospectus, 2,475,695 shares remain available under the 2022 Plan.

January 2025 Offering

On January 7, 2025, the Company entered into securities purchase agreements (the “Purchase Agreements”) pursuant to which the Company agreed to issue to the purchasers in a private placement (the “Placement”), an aggregate of 8,163,266 shares (the “PIPE Shares”) of Common Stock, at a purchase price of $12.25 per share. The Placement was closed on January 9, 2025 and the Company received aggregate gross proceeds of approximately $100 million from the offering.

Pursuant to the Purchase Agreements, the Company has agreed not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or file any registration statement or any amendment or supplement thereto, for a period of 75 days after the closing date of the Placement, subject to certain customary exceptions, without the consent of the purchasers and the Placement Agent.

The Company also entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”), dated January 7, 2025, pursuant to which the Placement Agent acted as the exclusive placement agent for the Company in connection with the Placement. The Company paid the Placement Agent a cash fee of 6% of the gross proceeds from the Placement and issued to the Placement Agent (or its designees) 326,531 five-year warrants (representing 4% of the securities sold in the Placement), which will be exercisable beginning on July 6, 2025, and have an initial exercise price per share of Common Stock of $14.0875 (the “Placement Agent Warrants”). In addition, the Company reimbursed the Placement Agent $105,000 of its legal fees and expenses, plus $7,500 for escrow agent fees, in connection with the Placement.

December 2024 Offerings

On December 10, 2024, the Company entered into securities purchase agreements with institutional investors for the purchase and sale of 1,540,000 shares of Common Stock at a purchase price of $5.00 per share, pursuant to a registered direct offering (the “RDO”). In a concurrent private placement, on the same day, the Company entered into the Purchase Agreements for the purchase and sale of an additional 8,460,000 shares of Common Stock at the same price (the “December PIPE”). The offerings closed on December 12, 2024, and the Company received aggregate gross proceeds of $50 million from the offerings.

The Company also entered into a placement agency agreement with Titan Partners Group LLC, a division of American Capital Partners, LLC, dated December 10, 2024, pursuant to which the placement agent acted as the exclusive placement agent for the Company in connection with the offering. The Company paid the Placement Agent a cash fee of 7% of the gross proceeds from the Offerings and to issue to the placement agent (or its designees) 500,000 five-year warrants (representing 5% of the securities sold in the offerings), which will be exercisable beginning on June 8, 2025, and have an initial exercise price per share of Common Stock of $5.75. In addition, the Company reimbursed the placement agent $100,000 of its fees and expenses in connection with the offerings.

The shares issued in the December PIPE and issuable upon exercise of the warrants issued to the placement agent in connection with the December PIPE were registered on a registration statement on Form S-1 (File No. 333-283955) which was declared effective by the Securities and Exchange Commission on January 6, 2025.

November 2024 Offering

On November 18, 2024, the Company closed a registered direct offering of an aggregate of 16,000,000 shares of the Common Stock, at a purchase price of $2.50 per share, resulting in gross proceeds of $40 million, before deducting placement agent commissions and other offering expenses. In connection with the registered direct offering, on November 18, 2024, the Company filed with the SEC a prospectus supplement to the base prospectus included in the Company’s Registration Statement on Form S-3 (File No. 333-268064), originally filed with the SEC on October 28, 2022.

RISK FACTORS

An investment in shares of our Common Stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our Common Stock, you should carefully consider the risks set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 20, 2025, which are incorporated by reference herein, together with the financial and other information contained or incorporated by reference therein, are incorporated by reference in this prospectus. If any of these risks actually occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Common Stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See the sections titled “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of options granted to each Selling Stockholder under the Plans that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming the Selling Stockholders sell all of the Common Stock offered pursuant to this prospectus and no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

As of March 20, 2025, there were 137,244,545 shares of Common Stock outstanding. Other than Dr. Yuping Huang and Dr. William McGann, none of the Selling Stockholders own more than one percent (1%) of our outstanding shares.

To our knowledge, Dr. Yuping Huang and Dr. Javad Shabani, starting on or after March 25, 2025 up until March 31, 2025, have a present intention to offer shares of our Common Stock for sale, and none of our other officers and directors have such intent, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholders(1)	Principal Position with the Company(2)	Shares Owned Prior to Resale		Number of Shares Offered for Resale	Number of Shares owned After Resale
					Number	Percent
Robert Liscouski	Former Chairman	2,375,000	(3)	2,375,000	-	*
Yong Meng Sua	Employee	1,850,900	(4)	1,850,900	-	*
Christopher Roberts	General Counsel	1,796,300	(5)	1,771,300	25,000	*
William McGann	Chief Executive Officer	1,722,930	(6)	1,722,930	-	*
Lac Nguyen	Employee	1,162,355	(7)	1,003,600	158,755	*
Christopher Boehmler	Chief Financial Officer	888,060	(8)	886,850	1,210	*
Jeeva Ramanathan	Employee	839,200	(9)	839,200	-	*
Prajnesh Kumar	Employee	839,200	(10)	839,200	-	*
Robert Fagenson	Vice Chairman	850,000	(11)	750,000	100,000	*
Michael Turmelle	Director	650,000	(12)	650,000	-	*
Yuping Huang	Chairman	24,418,184	(13)	497,550	23,920,634	17.4%
Carl Weimer	Director	300,000	(14)	300,000	-	*
He Zhang	Employee	297,498	(15)	297,498	-	*
Milan Begliarbekov	Employee	289,000	(16)	289,000	-	*
Malvika Garikapati	Employee	251,500	(17)	251,500	-	*
Ting Bu	Employee	246,400	(18)	246,400	-	*
Javad Shabani	Director	207,719	(19)	207,719	-	*
Gary Goodman	Advisor	200,000	(3)	200,000	-	*
Daniel Mack	Employee	135,840	(20)	135,840	-	*
David Haycraft	Employee	113,289	(21)	113,289	-	*
Babak Emami	Employee	111,800	(22)	111,800	-	*
Richard Nelson	Employee	107,300	(23)	107,300	-	*
Michael Keymer	Advisor	100,000	(3)	100,000	-	*
Uchenna Chukwu	Employee	93,343	(24)	93,343	-	*
Wesley Dyk	Employee	89,200	(25)	89,200	-	*
Lauren Oden	Employee	86,349	(26)	86,349	-	*
Carrie Spear	Employee	84,800	(27)	84,800	-	*
Mark Campanelli	Employee	78,200	(28)	78,200	-	*
Carlyn Saxton	Employee	74,200	(29)	74,200	-	*
Sheng Wu	Employee	71,700	(30)	71,700	-	*
Pouya Dianat	Employee	60,600	(31)	60,600	-	*
Jeffrey Anderson	Advisor	60,500	(32)	60,500	-	*
Nicholas Chancellor	Advisor	39,238	(33)	39,238	-	*
Paul Kassebaum	Employee	50,000	(34)	50,000	-	*
Nicholas Vrahoretis	Employee	48,200	(35)	48,200	-	*
Yichen Ma	Employee	46,300	(36)	46,300	-	*
Joel Russell Huffman	Employee	42,000	(37)	42,000	-	*
Vinod Nakka	Employee	41,800	(38)	41,800	-	*
Dustin Hess	Employee	41,400	(39)	41,400	-	*
Pranav Mahamuni	Employee	40,400	(40)	40,400	-	*
Chinmay Kadrollimath	Employee	38,700	(41)	38,700	-	*
Ronald Rupert	Employee	38,600	(42)	38,600	-	*
Cesar Martinez Delgado	Employee	36,500	(43)	36,500	-	*
Andrew Rotunno	Employee	34,000	(44)	34,000	-
Tan Nguyen	Employee	33,534	(45)	33,534	-	*
Lothar Moeller	Employee	33,200	(46)	33,200	-	*
Guangju Zhang	Employee	32,400	(47)	32,400	-	*
Yudi Dong	Employee	32,200	(48)	32,200	-	*
Ibsa Jalata	Employee	31,900	(49)	31,900	-	*
Max Deblasio	Employee	30,000	(34)	30,000	-	*
Xiangzhi Li	Employee	30,000	(34)	30,000	-	*
Mark Wainger	Employee	30,000	(33)	30,000	-	*
Zhan Li	Employee	25,000	(34)	25,000	-	*
Shawn Sinawa	Employee	25,000	(34)	25,000	-	*
DeYung Le	Employee	25,000	(33)	25,000	-	*
Gabriella Shepard	Employee	20,000	(34)	20,000	-	*
Maureen Studeny	Employee	18,400	(33)	18,400	-	*
Lukas Arnold	Employee	18,000	(50)	18,000	-	*
Priyanka Satyanand	Employee	17,200	(51)	17,200	-	*
Yunong Tang	Employee	15,500	(52)	15,500	-	*
Seyed Mohajerani	Employee	15,000	(34)	15,000	-	*
Kayla Resco	Employee	13,600	(53)	13,600	-	*
Brian LaMacchia	Advisor	12,500	(33)	12,500	-	*
Lewis Shepherd	Advisor	12,500	(33)	12,500	-	*
Dylan Hoffman	Employee	10,800	(3)	10,800	-	*
Marykate Ahern	Employee	7,500	(54)	7,500	-	*
Julia Van Dam	Employee	500	(3)	500	-	*
Total	-	41,438,239		17,232,640	24,205,599	-

*	Less than 1%

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o Quantum Computing Inc., 5 Marine View Plaza, Suite 214, Hoboken, NJ.

(2)	All positions described are with the Company, unless otherwise indicated as an Advisor.

(3)	Consists solely of shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock.

(4)

Consists of (i) 614,200 shares of restricted stock granted under the Plans and (ii) 1,236,700 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 730,000 shares of Common Stock issuable upon vesting of such options.

(5)	Consists of (i) 826,300 shares of restricted stock granted under the Plans, (ii) 945,000 shares of Common Stock issuable upon exercise of vested options to purchase shares of Common Stock, and (iii) 25,000 shares of Common Stock that are not being registered by the registration statement of which this prospectus forms a part.

(6)	Consists of (i) 162,100 shares of restricted stock granted under the Plans and (ii) 1,560,830 shares of Common Stock issuable upon exercise of vested options to purchase shares of common stock.

(7)	Consists of (i) 158,755 shares of Common Stock that are not being registered by the registration statement of which this prospectus forms a part, (ii) 667,700 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 378,334 shares of Common Stock issuable upon vesting of such options, and (iii) 335,900 shares of restricted stock granted under the Plans.

(8)	Consists of (i) 318,800 shares of restricted stock granted under the Plans, (ii) 568,050 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 198,146 shares of Common Stock issuable upon vesting of such options, and (iii) 1,210 shares of Common Stock that are not being registered by the registration statement of which this prospectus forms a part.

(9)	Consists of (i) 200,700 shares of restricted stock granted under the Plans, and (ii) 638,500 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 363,334 shares of Common Stock issuable upon vesting of such options.

(10)	Consists of (i) 200,700 restricted stock granted under the Plans, and (ii) 638,500 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 363,334 shares of Common Stock issuable upon vesting of such options.

(11)	Consists of (i) 100,000 shares of Common Stock owned currently that are not being registered by the registration statement of which this prospectus forms a part, and (ii) 750,000 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 75,000 shares of Common Stock issuable upon vesting of such options.

(12)	Consists of 650,000 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 75,000 shares of Common Stock issuable upon vesting of such options.

(13)	Consists of (i) 23,953,706 shares of Common Stock owned currently that are not being registered by the registration statement of which this prospectus forms a part, (ii) 414,350 shares of Common Stock issuable upon exercise of vested options to purchase shares of Common Stock, including 100,000 shares of Common Stock issuable upon vesting of such options, (iii) 83,200 shares of restricted stock granted under the Plans, and (iv) 66,928 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock that are not being registered by the registration statement of which this prospectus forms a part. This does not include any shares that could be purchased upon exercise of unvested warrants received as consideration in the merger with QPhoton that may vest upon the exercise of outstanding options and other warrants held by officers, employees, directors and investors.

(14)	Consists of 300,000 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 75,000 shares of Common Stock issuable upon vesting of such options.

(15)	Consists of (i) 51,498 shares of restricted stock granted under the Plans, and (ii) 246,000 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 134,000 shares of Common Stock issuable upon vesting of such options.

(16)	Consists of (i) 28,400 shares of restricted stock granted under the Plans, and (ii) 260,600 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 138,334 shares of Common Stock issuable upon vesting of such options.

(17)	Consists of (i) 17,400 shares of restricted stock granted under the Plans, and (ii) 234,100 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 130,000 shares of Common Stock issuable upon vesting of such options.

(18)	Consists of (i) 17,400 shares of restricted stock granted under the Plans, and (ii) 234,100 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 130,000 shares of Common Stock issuable upon vesting of such options.

(19)	Consists of (i) 12,500 shares of restricted stock granted under the Plans and (ii) 107,219 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 87,500 options shares of Common Stock issuable upon vesting of such options.

(20)	Consists of (i) 37,900 shares of restricted stock granted under the Plans, and (ii) 97,940 shares of Common Stock issuable upon exercise of vested options to purchase shares of Common Stock.

(21)	Consists of (i) 43,700 shares of restricted stock granted under the Plans and (ii) 69,589 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 9,999 shares of Common Stock issuable upon vesting of such options.

(22)	Consists of (i) 43,700 shares of restricted stock granted under the Plans and (ii) 69,589 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 9,999 shares of Common Stock issuable upon vesting of such options.

(23)	Consists of (i) 5,000 shares of restricted stock granted under the Plans and (ii) 102,300 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 100,000 shares of Common Stock issuable upon vesting of such options.

(24)	Consists of (i) 44,743 shares of restricted stock granted under the Plans, and (ii) 48,600 shares of Common Stock issuable upon exercise of vested options to purchase shares of common stock.

(25)	Consists of (i) 35,400 shares of restricted stock granted under the Plans and (ii) 53,800 shares of Common Stock issuable upon exercise of vested options to purchase shares of common stock.

(26)	Consists of (i) 50,550 shares of restricted stock granted under the Plans and (ii) 35,799 shares of Common Stock issuable upon exercise of vested options to purchase shares of common stock.

(27)	Consists of (i) 26,000 shares of restricted stock granted under the Plans and (ii) 58,800 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 18,334 shares of Common Stock issuable upon vesting of such options.

(28)	Consists of (i) 31,600 shares of restricted stock granted under the Plans and (ii) 46,600 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 14,000 shares of Common Stock issuable upon vesting of such options.

(29)	Consists of (i) 16,300 shares of restricted stock granted under the Plans and (ii) 57,900 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 16,666 shares of Common Stock issuable upon vesting of such options.

(30)	Consists of (i) 17,400 shares of restricted stock granted under the Plans and (ii) 54,300 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 10,000 shares of Common Stock issuable upon vesting of such options.

(31)	Consists of 60,600 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 55,000 shares of Common Stock issuable upon vesting of such options.

(32)	Consists of (i) 10,500 shares of restricted stock granted under the Plans and (ii) 57,900 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 16,666 shares of Common Stock issuable upon vesting of such options.

(33)	Consists of solely of restricted stock granted under the Plans.

(34)	Consists of solely of shares of Common Stock issuable upon exercise of unvested options.

(35)	Consists of (i) 13,800 shares of restricted stock granted under the Plans and (ii) 34,400 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 10,000 shares of Common Stock issuable upon vesting of such options.

(36)	Consists of (i) 13,100 shares of restricted stock granted under the Plans and (ii) 33,200 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 10,000 shares of Common Stock issuable upon vesting of such options.

(37)	Consists of (i) 8,100 shares of restricted stock granted under the Plans and (ii) 33,900 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 20,000 shares of Common Stock issuable upon vesting of such options.

(38)	Consists of (i) 7,100 shares of restricted stock granted under the Plans and (ii) 34,700 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 20,000 shares of Common Stock issuable upon vesting of such options.

(39)	Consists of (i) 8,000 shares of restricted stock granted under the Plans and (ii) 33,400 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 20,000 shares of Common Stock issuable upon vesting of such options.

(40)	Consists of (i) 11,000 shares of restricted stock granted under the Plans and (ii) 29,400 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 16,667 shares of Common Stock issuable upon vesting of such options.

(41)	Consists of (i) 11,200 shares of restricted stock granted under the Plans and (ii) 27,500 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 8,334 shares of Common Stock issuable upon vesting of such options.

(42)	Consists of (i) 11,400 shares of restricted stock granted under the Plans and (ii) 27,200 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 8,334 shares of Common Stock issuable upon vesting of such options.

(43)	Consists of (i) 2,300 shares of restricted stock granted under the Plans and (ii) 34,200 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 20,000 shares of Common Stock issuable upon vesting of such options.

(44)	Consists of 34,000 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 20,000 shares of Common Stock issuable upon vesting of such options.

(45)	Consists of (i) 6,700 shares of restricted stock granted under the Plans and (ii) 26,834 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock

(46)	Consists of 33,200 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 20,000 shares of Common Stock issuable upon vesting of such options.

(47)	Consists of 32,400 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 30,000 shares of Common Stock issuable upon vesting of such options.

(48)	Consists of 32,200 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 30,000 shares of Common Stock issuable upon vesting of such options.

(49)	Consists of 31,900 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 20,000 shares of Common Stock issuable upon vesting of such options.

(50)	Consists of 18,000 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 10,000 shares of Common Stock issuable upon vesting of such options.

(51)	Consists of 17,200 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 15,000 shares of Common Stock issuable upon vesting of such options.

(52)	Consists of 15,500 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 15,000 shares of Common Stock issuable upon vesting of such options.

(53)	Consists of (i) 1,100 shares of restricted stock granted under the Plans and (ii) 12,500 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 6,667 shares of Common Stock issuable upon vesting of such options.

(54)	Consists of 7,500 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock, including 2,500 shares of Common Stock issuable upon vesting of such options.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

●	the persons identified in the table above as the Selling Stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plans; and

●	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our Common Stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue-sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Lucosky Brookman LLP.

EXPERTS

The consolidated financial statements of Quantum Computing Inc. and subsidiaries as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Quantum Computing Inc.

Up to 15,739,859 shares of Common Stock under

Quantum Computing Inc. 2022 Equity and Incentive Plan,

and

Quantum Computing Inc. 2019 Equity and Incentive Plan, as amended

and

Up to 675,000 shares of Common Stock under Quantum Computing Inc. Non-Qualified Stock Option Agreements (Employee)

and

Up to 39,238 shares of Common Stock under Quantum Computing Inc. Non-Qualified Stock Option Agreements (Non-Employee)

and

Up to 778,543 shares of Common Stock under Quantum Computing Inc. Restricted Stock Agreements

PROSPECTUS

March 21, 2025

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Quantum Computing Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 20, 2025;

●	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on October 2, 2024, our Quarterly Report on Form 10-Q for the three months ended June 30, 2024, filed with the SEC on October 2, 2024 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2024, filed with the SEC on November 6, 2024;

●	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-40615) filed on July 14, 2021, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Subject to the operation of Section 4 of Article V of the Company’s By-laws, each Director and Officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Except as listed below, there is no action, suit, or proceeding by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or our subsidiaries, threatened against or affecting the Company, our common stock, our subsidiaries or the Company’s or its subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect on the Company.

BV Advisory v. QCi Appraisal Action

BV Advisory Partners, LLC (“BV Advisory”) was purportedly a shareholder of QPhoton, Inc., the predecessor in interest to QPhoton (both referred to as “QPhoton” in this Legal Proceedings discussion). On October 13, 2022, BV Advisory filed a petition in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) seeking appraisal rights (the “Appraisal Petition”) on the shares of common stock of QPhoton it allegedly owns (which shares represented 10% of the shares of common stock of QPhoton outstanding immediately prior to the Company’s acquisition of QPhoton) pursuant to Section 262 of the Delaware General Corporation Law. The parties agreed to suspend discovery pending resolution of outstanding motions in two related cases. The Company does not have sufficient information to assess the potential impact of the Appraisal Petition at this time.

BV Advisory v. QCi Breach of Contract Lawsuit

On March 1, 2021, QPhoton entered into a Note Purchase Agreement with BV Advisory (the “BV Note Purchase Agreement”). Pursuant to the BV Note Purchase Agreement, on March 1, 2021, March 23, 2021, and July 9, 2021, QPhoton and BV Advisory entered into convertible promissory notes for $200,592, $150,000, and $150,000, respectively, for a total of $500,592 (the “BV Notes”). The BV Notes all bore interest at a rate of 6% per annum and matured two years from the issuance date. On June 16, 2022, the effective date of our acquisition of QPhoton, QPhoton tendered a cashier’s check to BV Advisory in the amount of $535,684.24, representing the full principal balance of the BV Notes and accrued interest through June 16, 2022. On July 14, 2022, BV Advisory returned the cashier’s check and disputed the calculation of the amount paid to settle the BV Notes.

On August 16, 2022, BV Advisory filed a complaint in the Delaware Chancery Court naming the Company and certain of its directors and officers (among others) as defendants (the “Breach Lawsuit”). BV Advisory Partners, LLC v. Quantum Computing Inc., et al., C.A. No. 2022-0719-VCG (Del. Ch.). BV Advisory sought, among other relief, monetary damages from QPhoton for an alleged breach of the BV Note Purchase Agreement. After the Delaware Chancery Court dismissed BV Advisory’s other claims against the Company and QPhoton, on October 17, 2024, the Delaware Chancery Court entered a Stipulation and Order dismissing BV Advisory’s claim for breach of the BV Note Purchase Agreement, subject to BV Advisory’s right to elect to transfer the BV Note claim to the Superior Court of the state of Delaware (the “Delaware Superior Court”). BV Advisory elected to transfer the claim for breach of the BV Note Purchase Agreement to the Delaware Superior Court. On November 12, 2024, BV Advisory filed a new complaint in the Delaware Superior Court, asserting a claim for breach of the BV Note Purchase Agreement and for breach of the implied covenant of good faith and fair dealing. The Company answered the complaint on December 16, 2024. The Company believes that BV Advisory’s BV Note claims have no merit and intends to defend itself vigorously, but does not have sufficient information to assess the potential impact of the Breach Lawsuit at this time.

QCi v. BV Advisory Injunction Lawsuit

On January 31, 2025, the Company filed a complaint in Delaware Chancery Court against BV Advisory and its principal Keith Barksdale (the “BV Defendants”) asserting claims for defamation, breach of contract, conversion, aiding and abetting conversion, and misappropriation of trade secrets based on the BV Defendants’ unauthorized possession and dissemination of certain of the Company’s confidential and privileged documents. The Company seeks, among other relief, injunctive relief and damages. On February 11, 2025, the Court granted the Company’s motion for a temporary restraining order and instructed the parties to negotiate an expedited case schedule. On February 13, 2025, the Court entered a stipulated case schedule that set a trial for April 8 and 9, 2025 on the Company’s claims for conversion, aiding and abetting conversion, and misappropriation of trade secrets. The parties are currently engaged in discovery.

Securities Class Action Lawsuit

On February 25, 2025, a class action lawsuit was filed against the Company and certain of its current and past officers in the United States District Court for the District of New Jersey, by a plaintiff seeking to represent a class of all persons who purchased the Company’s securities between March 30, 2020 and January 15, 2025, alleging violations of Section 10(b) and 20(a) of the Exchange Act. The complaint alleges that the Company made false and/or misleading statements and/or failed to disclose material information about the Company’s customers, contracts and business operations. To date the New Jersey District Court has not certified a class or designated a lead plaintiff. The Company disputes the allegations in the complaint and intends to vigorously defend against the asserted claims.

Arbitration over Stock Options

In February 2025, the Company entered into arbitrations with two former consultants regarding forfeiture of stock options. The Company had issued stock options to the former consultants in 2020 and 2021 and terminated their agreements in March 2024, at which time the Company informed the former consultants that any vested options had to be exercised within three months of the termination date, per the Company’s equity compensation plans. The former consultants did not exercise their vested options and the options were duly forfeited. In December 2024, the former consultants claimed that they still retained the right to exercise the options, which the Company rejected. The Company believes that these claims are without merit and intends to defend itself vigorously.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference From			Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1(i)	Amended and Restated Certificate of Incorporation	10-K/A	3.1(i)	07/10/2023
3.1(ii)	Certificate of Designations of the Series A Convertible Preferred Stock	8-K	3.1	11/17/2021
3.1(iii)	Certificate of Amendment of Certificate of Designations of Series A Convertible Preferred Stock of Quantum Computing Inc., filed with the Delaware Secretary of State on December 16, 2021	8-K	3.1	12/17/2021
3.2	Amended and Restated By-laws	10-K/A	3.2	07/10/2023
3.3	Certificate of Designation with respect to the Series B Preferred Stock, par value $0.0001 per share, dated June 14, 2022	8-K	3.1	06/21/2022
4.1	Common Stock Specimen	10-12(g)	4.1	01/09/2019
5.1	Opinion of Lucosky Brookman LLP				X
10.1#	Form of Quantum Computing, Inc. Non-Qualified Stock Option Agreement (Employee)				X
10.2#	Form of Quantum Computing, Inc. Non-Qualified Stock Option Agreement (Non-Employee)				X
10.3#	Form of Quantum Computing Inc. Restricted Stock Agreement				X
23.1	Consent of BPM LLP, an independent registered public accounting firm				X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on signature page).				X
99.1#	Quantum Computing Inc. 2019 Equity and Incentive Plan	S-1	10.8	11/22/2019
99.2#	Quantum Computing Inc. 2022 Equity and Incentive Plan	10-K/A	10.42	07/10/2023
107	Filing Fee Table.				X

#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoboken, New Jersey, on this 21 day of March, 2025.

QUANTUM COMPUTING INC.

By:	/s/ Dr. William J. McGann
	Name:	Dr. William J. McGann
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. William J. McGann and Christopher Boehmler, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Dr. William J. McGann	President and Chief Executive Officer	March 21, 2025
Dr. William J. McGann	(Principal Executive Officer)

/s/ Christopher Boehmler	Chief Financial Officer	March 21, 2025
Christopher Boehmler	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Yuping Huang	Chairman of the Board of Directors and Chief Quantum Officer	March 21, 2025
Dr. Yuping Huang

/s/ Robert Fagenson	Vice Chairman of the Board of Directors	March 21, 2025
Robert Fagenson

/s/ Michael Turmelle	Director	March 21, 2025
Michael Turmelle

/s/ Dr. Carl Weimer	Director	March 21, 2025
Dr. Carl Weimer

/s/ Dr. Javad Shabani	Director	March 21, 2025
Dr. Javad Shabani